Exhibit 99.2

July 29, 2016

Dear Shareholder,

First and foremost, on behalf of all of us at OurPet’s Company, thank you for your support as a shareholder. We would like to open this letter with a recap of our first-quarter achievements, followed by a summary of our operations and patented assets, and then conclude with our vision for the future.

In the first three months of 2016 we successfully grew revenues to a record $6,175,985, a 10.3% increase compared to last year’s first-quarter figures. We also saw a 24.7% year over year increase in net income to a record $266,581.

Our 2016 first-quarter performance was primarily driven by the strength of our business strategy, which focuses on major distribution channels and carefully selected product categories.

The U.S. pet industry is the third-largest consumer market, valued at $71 billion in 2013 with a forecast CAGR of 4-5% through 2017. Specific to our products, the pet accessories and treats categories also show tremendous strength and resilience, as demonstrated in the enclosed Fact Sheet.

The playing field within these markets is aggressively competitive as consumers trend toward new innovations, superior quality, functionality, style and affordability. We also recognize that sustainability and growth require much more than fancy packaging and bold marketing. This is why OurPet’s products are brought to market only after we have invested behavioral and technology research to back up our ideas.

Our new Intelligent Pet Care™ line, for example, features BlueTooth® and wireless connectivity for three products: our SmartScoop®- Intelligent Litter Box; our SmartLink™ Feeder –Intelligent Pet Bowl; and our SmartLink™ Waterer – Intelligent Water Fountain. All of these products cater to the consumer preferences noted above.

These are just a few examples of items in our extensive product line. Today, we have more than 800 products sold under the OurPets® and Pet Zone® brands, available through leading retailers including Wal-Mart, PetSmart and Petco, as well as online at Amazon.com, Doctors Foster and Smith, Target.com, and others. We’re also moving forward with a veteran sales force that provides substantial acceleration in achieving our short and long-term goals.

We also believe that protecting our assets is vital to ongoing growth. OurPet’s Company has been granted or assigned 92 patents for our cat and dog toys, dog feeders, and pet supplements and treats. We also have 70 patents pending for cat and dog toys, dog feeders, and waste management products.

Based on the success of our products and dual-brand strategy, we’ve hit on several consumer sweet-spots that continue to support our position as a viable competitor in U.S. and international markets.

Leveraging this cadence, we continue to observe both industry and consumer preference and trends to identify areas to which we can apply our patented technologies and improve existing product options.

Our achievements to-date and successes of the future are made possible by your support in our leadership, our operations, product lines and ability to execute a solid business strategy. For more information on what we are doing, please review the enclosed Fact Sheet or visit us online at www.ourpets.com. Also, if you haven’t already done so, find us on Facebook and Twitter for more company updates and industry news.

Thank you for your trust,

Dr. Steven Tsengas

OurPet’s Chairman, President, CEO and Director